EXHIBIT 99.1

Candie's, Inc. Announces $20 Million Private Placement of Asset-Backed
Securities

NEW YORK--(BUSINESS WIRE)--Aug. 21, 2002--Candie's, Inc. (NASDAQ:CAND - News; "Candie's") announced today that a subsidiary has issued $20 million of asset-backed securities in a private placement.

The notes, which are rated Baa3 by Moody's Investors Service, were issued by IP Holdings LLC, an indirect wholly owned subsidiary of Candie's, and were secured by intellectual property assets. The notes have a 7-year term with a fixed interest rate of 7.93%. Candie's intends to use the proceeds distributed to it by the subsidiary to reduce its existing revolving credit indebtedness and to fund its expansion.

UCC Capital Corporation acted as structuring agent and the notes were privately placed by Bank of America Securities LLC acting as placement agent.

Neil Cole, CEO and President of Candie's said, "We are extremely pleased with the completion of this financing. It emphasizes the commercial strength of our powerful brands and improves our balance sheet, and leaves additional availability to borrow against more traditional assets such as inventory and accounts receivable. This capital will provide a solid foundation to support our plans for growth."

About Candie's, Inc.

Candie's Inc. is a leading designer and marketer of young women's footwear, apparel and accessories under the Candie's and Bongo brands. The Company distributes its products through department and specialty stores nationwide, as well as through company-owned stores, its website and specialty stores internationally. Additionally, the Candie's brand is licensed for the manufacture, sale and distribution of apparel, handbags, eyewear, sunglasses, fragrances and watches, and the Bongo brand is licensed for handbags, eyewear and kids apparel. Candie's also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer or other trademarks owned or licensed by Candie's. Candie's Inc. operates www.candies.com. For investor information please visit the corporate web site at www.candiesinc.com.

Forward Looking Statement Disclosure

The statements which are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to the risks detailed in the Company's Securities and Exchange Commission filings, and uncertainty associated with the impact on the company in relation to recent events discussed in the
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Company's form 10-K for fiscal 2002. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Contact:

         Candies, Inc.
         Neil Cole, 212/730-0030
         Richard Danderline, 914/769-8600
                  or
         Investor Relations:
         Integrated Corporate Relations, Inc.
         James Palczynski, 203/222-9013